FILED PURSUANT TO RULE 433

REGISTRATION STATEMENT NO. 333-221293

DATED NOVEMBER 28, 2018

STATE STREET CORPORATION

$500,000,000 Fixed-to-Floating Rate Senior Notes due 2024

Pricing Term Sheet

Issuer:	State Street Corporation

Security:	Fixed-to-Floating Rate Senior Notes due 2024

Aggregate Principal Amount:	$500,000,000

Trade Date:	November 28, 2018

Settlement Date*:	December 3, 2018 (T + 3)

Maturity Date:	December 3, 2024

Price to Public (Issue Price):	100.000%

Benchmark Treasury:	2.875% Notes due October 31, 2023

Benchmark Treasury Price and Yield:	100-02 3⁄4 ; 2.856%

Spread to Benchmark Treasury:	+ 92 basis points

Fixed Rate Period:	From, and including, December 3, 2018, to, but excluding, December 3, 2023

Floating Rate Period:	From, and including, December 3, 2023, to, but excluding, the Maturity Date

Fixed Rate Coupon:	3.776%, payable semi-annually in arrears during the Fixed Rate Period

Floating Rate Coupon:	A floating rate equal to the Floating Rate Index (as defined below) plus 77 basis points, reset quarterly, payable quarterly in arrears during the Floating Rate Period

Floating Rate Index:	Three-month U.S. Dollar LIBOR

Floating Rate Interest Determination Dates:	Two London business days prior to the first day of each interest period during the Floating Rate Period

Floating Rate Reset Frequency:	Quarterly during the Floating Rate Period on each Interest Payment Date except for the Maturity Date

Interest Payment Dates:	Fixed Rate Period: Each June 3 and December 3, commencing on June 3, 2019 and including December 3, 2023 Floating Rate Period: March 3, June 3, September 3 and the Maturity Date

Optional Redemption:	The Issuer may redeem the notes, at its option, in whole, but not in part, on December 3, 2023 at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

Calculation Agent:	State Street Bank and Trust Company, an affiliate thereof or any other bank or other entity as State Street may appoint

Day Count Convention:	Fixed Rate Period: 30/360 Floating Rate Period: Actual/360

Business Day:	Fixed Rate Period: Boston and New York Floating Rate Period: Boston, London and New York

Business Day Convention:	Fixed Rate Period: Following Floating Rate Period: Modified Following, Adjusted

Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Currency:	U.S. Dollars

CUSIP:	857477 BC6

ISIN:	US857477BC69

Expected Ratings**:	A1 / A / AA- (Moody’s / S&P / Fitch)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Co-Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Lloyds Securities Inc. UBS Securities LLC

Junior Co-Managers:	Blaylock Van, LLC Samuel A. Ramirez & Company, Inc.

All terms used and not otherwise defined in this final pricing term sheet have the respective meanings assigned to such terms in the preliminary prospectus supplement, dated November 28, 2018.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1 (800) 294-1322, Citigroup Global Markets Inc. toll-free at 1 (800) 831-9146, Deutsche Bank Securities Inc. toll-free at 1 (800) 503-4611 or J.P. Morgan Securities LLC collect at 1 (212) 834-4533.

*

The underwriters expect to deliver the notes to purchasers on or about December 3, 2018, which will be the third business day following the pricing of the notes (such settlement cycle being herein referred to as “T + 3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle T + 3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing of the notes should consult their own advisor.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.